Exhibit 5.1

April 16, 2014

The Board of Directors

Enservco Corporation

501 S. Cherry St., Suite 320

Denver, Colorado 80246

Re: Form S-3 Registration Statement

Opinion of Counsel

Ladies and Gentlemen:

As securities counsel for Enservco Corporation (the “Company”), a Delaware corporation, we have examined the originals or copies, certified or otherwise identified, of the certificate of incorporation and bylaws of the Company, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, and instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have also relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

We have also examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Commission on or about April 16, 2014 relating to: (i) the resale of up to 15,439,721 shares of Common Stock of the Company by the Selling Security Holders (the “Resale Shares”), as more particularly described in the Registration Statement; and (ii) the offering from time to time pursuant to Rule 415 under the Securities Act of 1933 of an undeterminable number of shares of Company common stock (the “Shelf Shares”). The shares of common stock may be issued or sold from time to time as set forth in the Registration Statement, any amendments thereto, the prospectus contained therein and any supplements to the prospectus.

In giving this opinion, we have assumed that after the sale of any shares of common stock under the Registration Statement the total number of Company common shares issued and outstanding combined with those common shares reserved by the Company for other purposes, will not exceed the number authorized in the Company’s certificate of incorporation.

The Board of Directors
Enservco Corporation	BURNS FIGA & WILL P.C.
April 16, 2014
Page Two

Based upon the foregoing and subject to the other qualifications and limitations stated in this letter, and customary practice:

(A)	we are of the opinion that: (i) with respect to the Resale Shares that are currently outstanding, the Resale Shares have been duly authorized and are validly issued, fully paid and non-assessable; and (ii) with respect to Resale Shares underlying warrants, such Resale Shares have been duly authorized and upon issuance, delivery and payment therefor in accordance with the terms of the warrants, will be validly issued, fully paid and non-assessable; and

(B)	further assuming that at or prior to the issuance of any Shelf Shares pursuant to the Registration Statement the Company takes all necessary corporate actions to authorize and approve the issuance of the shares of common stock for consideration the Board considers to be adequate and the payment received therefor is in accordance with the terms and conditions as determined by the Company, we are of the opinion that the Shelf Shares of common stock to be issued by the Company, when sold, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is made as of the date hereof, and after the date hereof, we undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

BURNS, FIGA & WILL, P.C.